Exhibit 10.23
Summary of Amendments to Insteel Industries, Inc. Director Compensation Plan
July 20, 2004. At its meeting on this date, the Board of Directors implemented the following compensatory arrangements for non-employee directors:
•	Base annual retainer: $20,000, paid quarterly.

•	Annual retainer for committee chairs and members: $2,000, paid quarterly.

•	Committee chair meeting fee: $750.

•	Committee member meeting fee: $500.
February 15, 2005. At its meeting on this date, the Board of Directors implemented the following compensatory arrangements for non-employee directors:
•	Base annual retainer: $30,000, paid quarterly.

•	Committee chair annual retainer: $3,000, paid quarterly.

•	Annual grant of restricted shares having a fair value of $30,000 on the date of grant. The grants are made pursuant to the 2005 Equity Incentive Plan, as amended, and are to be made on the Annual Meeting Date.

•	All meeting fees are eliminated.
February 13, 2007. At its meeting on this date, the Board of Directors implemented the following compensatory arrangements for non-employee directors:
•	Base annual retainer: $40,000, paid quarterly.

•	Committee chair annual retainer: $5,000, paid quarterly.

•	Annual grant of restricted shares having a fair value of $40,000 on the date of grant.